EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Three Months Ended June 30, 2002 and 2001
(Unaudited)
(In thousands, except per share data)
	2002	2001

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions:
Net earnings	$8,808	16,232

Denominator:
Basic earnings per share -
weighted-average shares	3,523	3,509

Effect of dilutive stock options	36	25

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,559	3,534

Basic earnings per share:
Net earnings	$2.50	4.62

Diluted earnings per share:
Net earnings	$2.47	4.59

EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Six Months Ended June 30, 2002 and 2001
(Unaudited)
(In thousands, except per share data)
	2002	2001

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions:
Earnings before cumulative effect of change in accounting principle	$21,042	25,198
Cumulative effect of change in accounting principle	-	2,134

Net earnings	$21,042	27,332

Denominator:
Basic earnings per share -
weighted-average shares	3,520	3,508

Effect of dilutive stock options	34	27

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,554	3,535

Basic earnings per share:
Earnings before cumulative effect of change in accounting principle	$5.98	7.18
Cumulative effect of change in accounting principle	-	0.61

Net earnings	$5.98	7.79

Diluted earnings per share:
Earnings before cumulative effect of change in accounting principle	$5.92	7.13
Cumulative effect of change in accounting principle	-	0.60

Net earnings	$5.92	7.73